Exhibit 10.1

SEVENTH AMENDMENT TO CREDIT AGREEMENT

This Seventh Amendment to Credit Agreement (this “Seventh Amendment”) is made as of this 16th day of August, 2011 by and among:

THE CHILDREN’S PLACE RETAIL STORES, INC., a Delaware corporation, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers party hereto;

the BORROWERS party hereto;

the GUARANTORS party hereto;

the LENDERS party hereto; and

WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent, Collateral Agent, and Swing Line Lender.

BACKGROUND:

Reference is made to that certain Credit Agreement (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) dated as of July 31, 2008 by and among (i) the Borrowers, (ii) the Guarantors, (iii) the Lenders, and (iv) Wells Fargo Bank, National Association (successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent, Collateral Agent, and Swing Line Lender.  The Loan Parties, the Agents, and the Lenders desire to amend certain terms and conditions of the Credit Agreement as set forth herein.  Accordingly, it is hereby agreed as follows:

1.                                       Definitions.  All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.                                       Amendments to Article I.  The provisions of Article I of the Credit Agreement are hereby amended as follows:

(a)                                  The following definitions set forth in Article I of the Credit Agreement are deleted in their entirety and replaced with the following:

(i)                                    “Applicable Commitment Fee Percentage” means 0.375%.

(ii)                                “Applicable Margin” means:

From and after the Seventh Amendment Effective Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Excess Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided that, if any of the financial statements delivered pursuant to Section 6.01 of this Agreement or any

Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit, but excluding revisions resulting from (i) normal year-end audit adjustments and changes in GAAP or its application to the financial statements delivered pursuant to Section 6.01 of this Agreement or (ii) any other cause other than the correction of an error, omission or misrepresentation of the Loan Parties), or if the information set forth in any such financial statements or any such Borrowing Base Certificate, otherwise proves to be false or incorrect when delivered such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Excess Availability	LIBOR Margin	Base Rate Margin	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	Greater than or equal to 50% multiplied by the Revolving Credit Ceiling	1.75%	0.75%	0.875%	1.25%
II	Less than 50% multiplied by the Revolving Credit Ceiling	2.00%	1.00%	1.00%	1.50%

(iii)                            “Borrowing Base” means, at any time of calculation, an amount equal to:

(a)           the face amount of Eligible Credit Card Receivables multiplied by ninety percent (90%);

plus

(b)           the retail value of Eligible Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NRLV of Eligible Inventory;

plus

(c)           the retail value of Eligible In-Transit Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NRLV of Eligible In-Transit Inventory; provided that in no event shall the amount available to be borrowed pursuant to this clause (c) exceed 10% of the Revolving Credit Ceiling then in effect at such time;

plus

(d)           with respect to any Eligible Letter of Credit, the Cost of the Inventory supported by such Eligible Letter of Credit, net of Inventory Reserves, multiplied by the lesser of (i) 85% of the NRLV of the Inventory supported by such Eligible Letter of Credit, and (ii) eighty five percent (85%);

plus

(e)           the lesser of (i) FMV of Eligible Real Estate, net of Realty Reserves, multiplied by fifty percent (50%) and (ii) $15,000,000.00;

minus

(f)            the then amount of all Availability Reserves.

(iv)                               “Cash Dominion Event” means either (i) the occurrence and continuance of any Specified Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability of at least 12.5% of the Revolving Credit Ceiling, which failure continues for five (5) consecutive Business Days.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Specified Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded 12.5% of the Revolving Credit Ceiling for forty-five (45) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if a Specified Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for forty-five (45) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on three (3) occasions after the Closing Date.

(v)                                   “Letter of Credit Sublimit” means an amount equal to $125,000,000; provided that after giving effect to any Commitment Increase, the Letter of Credit Sublimit shall be increased to $25,000,000 less than the Revolving Credit Ceiling at such time.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.  A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

(vi)                               “Maturity Date” means August 16, 2016.

(vii)                           “Revolving Credit Ceiling” means $150,000,000 as of the Seventh Amendment Effective Date, as such amount may be modified in accordance with the terms of this Agreement.

(b)                                 Clause (a) of the definition of “Eligible In-Transit Inventory” set forth in Article I of the Credit Agreement is deleted in its entirety and replaced with the following:

“(a)         for which full payment has been delivered to the seller of such Inventory and, if requested by the Administrative Agent, evidence of such payment has been received by the Administrative Agent;”

(c)                                  The following new definitions are inserted in Article I of the Credit Agreement in appropriate alphabetical order:

(i)                                    “Additional Commitment Lender” shall have the meaning provided in Section 2.15(b)(iii).

(ii)                                “Committed Increase” shall have the meaning provided in Section 2.15(a).

(iii)                            “Commitment Increases” shall have the meaning provided in Section 2.15(b)(i).

(iv)                               “Increase Effective Date” shall have the meaning provided in Section 2.15(b)(iv).

(v)                                   “Increased Financial Reporting Event” means if at any time Excess Availability is less than 50% of the Revolving Credit Ceiling at such time.

(vi)                               “Seventh Amendment Effective Date” means August 16, 2011.

(vii)                           “Seventh Amendment Fee Letter” means the Fee Letter, dated as of the Seventh Amendment Effective Date, between the Agent and the Borrowers.

(viii)                       “Uncommitted Increases” shall have the meaning provided in Section 2.15(b)(i).

3.                                       Amendment to Article II.  The following new Section 2.15 shall be added to the end of Article II:

“2.15      Increase in Commitments.

(a)           Committed Increase.  Provided that no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent, the Lead Borrower may from time to time, request an increase in the Aggregate Commitments by an amount not exceeding $25,000,000 in the aggregate (the “Committed Increase”); provided that (i) each such Committed Increase shall be in a minimum amount of $5,000,000, (ii) the amount of the Aggregate Commitments, as the same may be increased pursuant to any Committed Increase, shall not exceed $175,000,000 at any time, and (iii) the Lead Borrower may make a maximum of 3 such requests.  Each such Committed Increase shall be effectuated as soon as reasonably practicable after the request of the Lead Borrower therefor and the Agent shall provide the Lead Borrower with written confirmation thereof.  Any such Committed Increase shall be provided solely by Wells Fargo (or any permitted assignee of Wells Fargo) (Wells Fargo or any such permitted assignee in such capacity or any Lender increasing its Commitment pursuant to Section 2.15(b) and any Eligible Assignee providing a new Commitment pursuant to Section 2.15(b), an “Increased Lender”) and shall otherwise be on the same terms as the existing facility under this Agreement; provided that the upfront fees payable in connection with any such Committed Increase shall be in an amount equal to the upfront fees payable to Wells Fargo under the Seventh Amendment Fee Letter.  Upon the effective date of any such Committed Increase (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Committed Increase, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(b)           Uncommitted Increase.

(i)            Request for Increase.  Provided that (x) no Default or Event of Default then exists or would arise therefrom, and (y) no additional requests for a Committed Increase are permitted under Section 2.15(a) above, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time, request an increase in the Aggregate Commitments by an amount not exceeding $50,000,000 in the aggregate (the “Uncommitted Increase”, and, together with all Committed Increases, collectively, the “Commitment Increases”); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Lead Borrower may make a maximum of 3 such requests, and (iii) the amount of the Aggregate Commitments, as the same may be increased pursuant to any Commitment Increases, shall not exceed $225,000,000 at any time.  At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond to the Agent (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(ii)           Lender Elections to Increase.  Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(iii)         Notification by Agent; Additional Commitment Lenders.  The Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become Lenders (each an “Additional Commitment Lender”) hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Borrowers and not accepted by the existing Lenders, provided, however, that without the consent of the Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $10,000,000.

(iv)          Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(c)           Conditions to Effectiveness of Commitment Increase.  As a condition precedent to such Commitment Increase, (i) the Borrowers shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Commitment Increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such Commitment Increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default exists or would arise therefrom, (ii) the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a Joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to, in the case of any Committed Increase, Wells Fargo, and in the case of the Uncommitted Increase, the Additional Commitment Lenders as the Borrowers and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Agent as the Borrowers and the Agent may agree, including, without limitation, the fees set forth in the Seventh

Amendment Fee Letter; (v) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vi) no Default or Event of Default exists.  The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(d)           Adjustments Upon Increase.  If Committed Loans shall be outstanding immediately after giving effect to an increase pursuant to Section 2.15(a) or 2.15(b), upon the Agent’s execution and delivery of written confirmation thereof, each Lender shall be deemed to have sold and assigned to the applicable Increased Lender, without recourse, and each applicable Increased Lender shall be deemed to have purchased and assumed from each Lender the amount of such Lender’s outstanding Committed Loans as shall be necessary to result (after giving effect to the assignments of all Lenders) in the Committed Loans made by each Lender and by each Increased Lender being equal to its Applicable Percentage multiplied by the aggregate amount of all Committed Loans outstanding as of such date.  At the direction of the Agent, each Increased Lender shall make all payments to the Agent and the Agent shall make such payments to the Lenders as may be necessary to carry the foregoing into effect.  The Borrowers hereby agree that any amount that an Increased Lender so pays to another Lender pursuant to Section 2.15(a) or 2.15(b) shall be entitled to all rights of a Lender under this Agreement and such payments to the Lenders shall constitute Committed Loans held by each such Increased Lender under this Agreement and that each such Increased Lender may, to the fullest extent permitted by law, exercise all of its right of payment (including the right of set off) with respect to such amounts as fully as if such Increased Lender had initially advanced to the Borrowers the amount of such payments.  In connection with the assignment and acceptance provided in this Section 2.15(d), the assignment of LIBO Rate Loans shall not be treated as a prepayment of such LIBO Rate Loans for purposes of Section 3.05.

(e)           Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.”

4.                                       Amendments to Article VI.  The provisions of Article VI of the Credit Agreement are hereby amended as follows:

(a)                                  Section 6.01(b) is hereby deleted in its entirety and replaced with the following:

“(b)         as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year of the Lead Borrower (or after the occurrence of an Increased Financial Reporting Event, within thirty (30) days after the end of each Fiscal Month of each Fiscal Year (except with respect to the last Fiscal Month of each Fiscal Quarter, with respect to which the applicable period for delivery shall be forty-five (45) days rather than thirty (30) days), a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter (or Fiscal Month, as applicable), the related Consolidated and consolidating statements of income or operations and Shareholders’ Equity and the related Consolidated statement of cash flows (with consolidating reconciliation of cash from the balance sheet to the statement of cash flows that is reasonably acceptable to the Administrative Agent) for such Fiscal Quarter (or Fiscal Month, as applicable), and for the portion of the Fiscal Year then ended, setting forth in each case, but only with respect to the Consolidated statements, in comparative form the figures for (i) such period set forth in the projections delivered pursuant to Section 6.01(c) hereof, (ii) the corresponding Fiscal Quarter (or Fiscal Month, as applicable) of the previous Fiscal Year and (iii) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated and (where relevant) consolidating statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter (or Fiscal Month, as applicable) in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;”

(b)                                 Section 6.02(c) is hereby deleted in its entirety and replaced with the following:

“(c)         on the first Wednesday of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a certificate in the form of Exhibit G (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that (i) if Uncapped Excess Availability at any time is less than 12.5% of the Revolving Credit Ceiling or (ii) an Event of Default has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;”

(c)                                  Section 6.10(b) is hereby deleted in its entirety and replaced with the following:

“(b)         Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  Subject to the following sentences, the Loan Parties shall pay the fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals as provided below.  Without limiting the foregoing, the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake one (1) real estate appraisal and one (1) inventory appraisal and one (1) commercial finance examination each Fiscal Year at the Loan Parties’ expense; provided that, in the event that Excess Availability is at any time less than 50% of the Borrowing Base, the Administrative Agent may, in its discretion, undertake an additional inventory appraisal (that is, up to two (2) inventory appraisals in total) and an additional commercial finance examination (that is, up to two (2) commercial finance examinations in total) each Fiscal Year at the Loan Parties’ expense; provided further that, in the event that Excess Availability is at any time less than 20% of the Borrowing Base, the Administrative Agent may, in its discretion, undertake up to three (3) inventory appraisals in total and up to three (3) commercial finance examinations in total each Fiscal Year at the Loan Parties’ expense.  Notwithstanding anything to the contrary contained herein, the Administrative Agent may cause additional inventory appraisals and commercial finance examinations to be undertaken (i) as it in its reasonable discretion deems necessary or appropriate, at its own expense, or (ii) if a Default or Event of Default shall have occurred and be continuing or if required by applicable Law, at the expense of the Loan Parties.”

5.                                       Amendment to Article VII.  Section 7.17 of the Credit Agreement, “Capital Expenditure”, is hereby deleted in its entirety and replaced with the following:

“7.17      Excess Availability.  Permit Excess Availability at any time to be less than 10% of the Borrowing Base.”

6.                                       Amendment to Schedules.  Schedule 2.01 attached to the Credit Agreement, “Commitments and Applicable Percentages”, is hereby deleted in its entirety and replaced with the Schedule 2.01 attached as Exhibit A hereto.

7.                                       Ratification of Loan Documents; Waiver of Claims.

(a)                                  Except as otherwise expressly provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.  The Loan Parties hereby ratify, confirm, and reaffirm that all representations and warranties of the Loan Parties contained in the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

(b)                                 Each of the Loan Parties hereby acknowledges and agrees that there is no basis or set of facts on the basis of which any amount (or any portion thereof) owed by the Loan Parties under the Loan Documents could be reduced, offset, waived, or forgiven, by rescission or otherwise; nor is there any claim, counterclaim, offset, or defense (or other right, remedy, or basis having a similar effect) available to the Loan Parties with regard thereto; nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations.

(c)                                  Each of the Loan Parties hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Agents or any Lender, or any of their respective affiliates, predecessors, successors, or assigns, or any of their respective officers, directors, employees, attorneys, or representatives, with respect to the Obligations, or otherwise, and that if any Loan Party now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Agents or any Lender, or their respective affiliates, predecessors, successors, or assigns, or their respective officers, directors, employees, attorneys, or representatives, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Seventh Amendment, all of them are hereby expressly WAIVED, and the each of the Loan Parties hereby RELEASES the Agents and each Lender and their respective officers, directors, employees, attorneys, representatives, affiliates, predecessors, successors, and assigns from any liability therefor.

8.                                       Conditions to Effectiveness.  This Seventh Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Administrative Agent:

(a)                                  The Administrative Agent shall have received counterparts of this Seventh Amendment duly executed and delivered by each of the parties hereto.

(b)                                 All corporate and shareholder action on the part of the Loan Parties and all consents and approvals necessary for the valid execution, delivery and performance by the Loan Parties of this Seventh Amendment shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

(c)                                  The Agent shall have received (a) a satisfactory opinion of counsel to the Borrowers and the Guarantors (which shall cover substantially the same opinion covered under the opinion provided in connection with the execution of the Credit Agreement), (b) a certificate of a Responsible Officer of the Lead Borrower evidencing (A) the authority of each Loan Party to enter into this Seventh Amendment, (B) that there has been no event or circumstance since the date of delivery of the most recent Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance of this Seventh Amendment, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect and (D) to the Solvency of the Loan Parties on a Consolidated basis as of the Seventh Amendment Effective Date and (c) a Borrowing Base Certificate dated as of the Seventh Amendment Effective Date after giving effect to the Seventh Amendment, in form and substance acceptable to the Agent and attached hereto as Exhibit B.

(d)                                 The Agent shall have received and be satisfied with detailed financial projections and business assumptions for the Borrower and the Loan Parties for the 2012 Fiscal Year, including a balance sheet, consolidated income statement, statement of cash flow, and borrowing base availability analysis.

(e)                                  After giving effect to this Seventh Amendment, no Default or Event of Default shall have occurred and be continuing.

(f)                                    There shall be no material misstatements in the materials furnished by the Loan Parties to the Agent or the Lenders prior to closing of this Seventh Amendment, or in representations or warranties of the Loan Parties made in the Credit Agreement.  The Agent shall be satisfied that any financial statements delivered to it fairly present the business and financial condition of the Borrowers and their Subsidiaries, taken as a whole, and that there has been no material adverse change in the assets, business, financial condition or income of the Borrowers and their subsidiaries, taken as a whole, since the date of the most recent Financial Statements delivered to the Agent.  The Agent shall be satisfied that any projections delivered to it represent the Borrowers’ good faith estimate of their future financial performance and were prepared on the basis of assumptions believed by the Borrowers to be fair and reasonable in light of current business conditions at the time such projections were prepared.

(g)                                 All fees payable to the Agent and the Lenders on or before the Seventh Amendment Effective Date, including, without limitation, those fees payable pursuant to the Seventh Amendment Fee Letter shall have been paid.

(h)                                 The Agent shall have been reimbursed by the Loan Parties for all reasonable costs and expenses of the Agents (including, without limitation, reasonable attorneys’ fees) in connection with the preparation, negotiation, execution, and delivery of this Seventh Amendment and related documents.  The Loan Parties hereby acknowledge and agree that the Administrative Agent may charge the Loan Account to pay such costs and expenses.

9.                                       Miscellaneous.

(a)                                  This Seventh Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page to this Seventh Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Seventh Amendment.

(b)                                 This Seventh Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)                                  Any determination that any provision of this Seventh Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Seventh Amendment.

(d)                                 The Loan Parties represent and warrant that they have consulted with independent legal counsel of their selection in connection with this Seventh Amendment and are not relying on any representations or warranties of the Agents or the Lenders or their counsel in entering into this Seventh Amendment.

(e)                                  THIS SEVENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have hereunto caused this Seventh Amendment to be executed and their seals to be hereto affixed as of the date first above written.

THE CHILDREN’S PLACE RETAIL STORES, INC., as Lead Borrower and as a Borrower

By:	/s/ John E. Taylor
Name:	John E. Taylor
Title:	Interim Principal Financial Officer, Vice President, Finance and Treasurer

THE CHILDREN’S PLACE SERVICES COMPANY, LLC, as a Borrower

By:	/s/ John E. Taylor
Name:	John E. Taylor
Title:	Vice President, Finance and Treasurer

THE CHILDRENSPLACE.COM, INC., as a Guarantor

By:	/s/ John E. Taylor
Name:	John E. Taylor
Title:	Vice President, Finance and Treasurer

THE CHILDREN’S PLACE (VIRGINIA), LLC, as a Guarantor

By:	/s/ John E. Taylor
Name:	John E. Taylor
Title:	Vice President, Finance and Treasurer

[Signature Page to Seventh Amendment]

THE CHILDREN’S PLACE CANADA HOLDINGS, INC., as a Guarantor

By:	/s/ John E. Taylor
Name:	John E. Taylor
Title:	Vice President, Finance and Treasurer

[Signature Page to Seventh Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent, Collateral Agent, Swing Line Lender and as a Lender

By:
Name:
Title:

[Signature Page to Seventh Amendment]

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Seventh Amendment]

HSBC BANK (USA), N.A., as a Lender

By:
Name:
Title:

[Signature Page to Seventh Amendment]

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Seventh Amendment]

EXHIBIT A

SCHEDULE 2.01

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$53,750,000.00	35.833333333%
Bank of America, N.A.	$52,500,000.00	35.000000000%
HSBC Bank (USA), N.A.	$21,875,000.00	14.583333333%
JPMorgan Chase Bank, N.A.	$21,875,000.00	14.583333333%
TOTAL	$150,000,000.00	100.000000000%

EXHIBIT B

Seventh Amendment Effective Date Borrowing Base Certificate